United States Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
 Exchange Act of 1934

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Lakeland Industries, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 Lakeland Industries, Inc.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
 To Be Held on Wednesday, June 16, 2010

To Our Stockholders:

WHAT:	Our 2010 Annual Meeting of Stockholders

WHEN:	Wednesday, June 16, 2010, at 10:00 a.m., local time

WHERE:	Holiday Inn
3845 Veterans Memorial Highway
Ronkonkoma, NY 11779

WHY:	At this meeting, you will be asked to:

(1) Elect two (2) directors for three years and until their respective successors have been elected and qualified;

(2) Ratify the selection of WAKM as our independent registered public accounting firm for the fiscal year ending January 31, 2011;

(3) Consider and vote upon a stockholder proposal to declassify the Board of Directors; and

(4) Transact any other business as may properly come before the Annual Meeting of Stockholders or any adjournments, postponements or rescheduling of the Annual Meeting of Stockholders.

A complete list of stockholders entitled to vote at the meeting will be open for examination by our stockholders, during regular business hours, for a period of ten days prior to the meeting, at 701 Koehler Avenue, Suite 7, Ronkonkoma, NY 11779. Only stockholders of record at the close of business on April 19, 2010 will receive notice of, and be eligible to vote at, the Annual Meeting of Stockholders or any adjournment thereof. The foregoing items of business are more fully described in the proxy statement accompanying this notice.

 Your vote is important. Please read the proxy statement and the voting instructions on the enclosed proxy card. Then, whether or not you plan to attend the Annual Meeting of Stockholders in person, and no matter how many shares you own, please sign, date and promptly return the enclosed proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States.

To reduce the expense of delivering duplicate voting materials to our stockholders who may have more than one Lakeland stock account, we may deliver only one set of the proxy statement and the Annual Report to Stockholders for the fiscal year ended January 31, 2010 to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the voting materials for each of these stockholders. If your shares are registered directly in your name and you share an address with another stockholder and have received only one set of voting materials, but you would prefer to receive your own copy, please contact Lakeland Industries, Inc. by telephone at (631) 981-9700 or by mail at 701 Koehler Avenue, Suite 7, Ronkonkoma, NY 11779, or alternatively, please contact Investor Relations by telephone at (631) 367-1866 or by email at jdarrow@darrowir.com. If your shares were held in an account at a bank, brokerage firm, or other agent or nominee and you have received only one set of voting materials, but you would prefer to receive your own copy, please contact your bank, broker or agent.

May 14, 2010	By Order of the Board of Directors,
Ronkonkoma, New York
Christopher J. Ryan
Secretary

ii

 Lakeland Industries, Inc.
    701 Koehler Avenue, Suite 7
   Ronkonkoma, New York 11779
 (631) 981-9700

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Wednesday, June 16, 2010
INFORMATION CONCERNING SOLICITATION AND VOTING

WHY DID YOU SEND ME THIS PROXY STATEMENT?
The Board of Directors of Lakeland Industries, Inc., a Delaware corporation, seeks your proxy for use in voting at our 2010 Annual Meeting of Stockholders (the “Annual Meeting”) or at any postponements or adjournments of the Annual Meeting. Our Annual Meeting will be held at the Holiday Inn, located at 3845 Veterans Memorial Highway, Ronkonkoma, NY 11779, on Wednesday, June 16, 2010 at 10:00 a.m. local time. We intend to begin mailing this proxy statement, the attached notice of the Annual Meeting and the accompanying white proxy card on or about May 17, 2010 to all record holders of our common stock, par value $0.01, entitled to vote at the Annual Meeting. Along with this proxy statement, we are also sending our Annual Report on Form 10-K to stockholders for the fiscal year ended January 31, 2010 (the “Annual Report”).

WHAT AM I VOTING ON?
At the Annual Meeting, stockholders will act upon the:

(1)	Election of two (2) directors for three years and until their respective successors have been elected and qualified;
(2)	Ratification of the selection of WAKM as our independent registered public accounting firm for the fiscal year ending January 31, 2011;
(3)	A stockholder proposal to declassify the Board of Directors; and
(4)	Transaction of any other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

WHO CAN VOTE?
Only holders of record of our common stock at the close of business on April 19, 2010, the record date, will receive notice of, and be entitled to vote at, our Annual Meeting. At the close of business on the record date, 5,439,410 shares of our common stock were outstanding and entitled to vote. Our common stock is our only class of outstanding voting securities.

Stockholder of Record: Shares Registered in Your Name

If, on April 19, 2010, your shares were registered directly in your name with our transfer agent, The Registrar and Transfer Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to sign, date and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Agent

If, on April 19, 2010, your shares were held, not in your name, but rather in an account at a bank, brokerage firm, or other agent or nominee, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank, broker or other agent or nominee on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a power of attorney or other proxy authority from your bank, broker or other agent or nominee, and bring it to our Annual Meeting.

WHAT CONSTITUTES A QUORUM?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 5,439,410 shares outstanding and entitled to vote. Thus, at least 2,719,706 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

 WHAT ARE THE VOTING RIGHTS OF THE HOLDERS OF OUR COMMON STOCK?
In deciding all matters, a holder of common stock on the record date will be entitled to cast one vote for each share of common stock registered in that holder’s name, on each matter to be voted upon at the Annual Meeting.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?
Proposal No. 1, the election of two directors, requires a plurality of the votes cast to elect a director. The two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” will affect the outcome. Abstentions or broker non-votes, as described below, will have no effect on the outcome of the vote on Proposal No. 1.

 Proposal No. 2, the ratification of the appointment of WAKM as our independent registered public accounting firm, must receive a “For” vote by the majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon. In determining whether the proposal has received the requisite number of votes, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

Proposal No. 3, the stockholder proposal to declassify the Board of Directors, must receive a “For” vote by the majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon. In determining whether the proposal has received the requisite number of votes, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

HOW ARE VOTES COUNTED AND HOW ARE ABSTENTIONS AND BROKER NON-VOTES TREATED?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” votes, “Against” votes, abstentions, withheld votes and broker non-votes.

 Votes withheld and abstentions are counted for quorum purposes, but will have no effect on the outcome of the vote.

A “broker non-vote” is when a broker votes in its discretion on one or more “routine” matters, but does not receive instructions from a beneficial owner of shares as to how to vote those shares on “non-routine” matters. Broker non-votes will be counted for purposes of a quorum. As for the effect on the outcome of votes on proposals, under the current Nasdaq Stock Market rules, brokers have discretionary voting power to vote without receiving voting instructions from the owner on “routine” matters, but not on “non-routine” matters. Routine matters include, among other things, the ratification of the appointment of independent registered public accountants.  Non-routine matters included, among other things, the uncontested election of directors and stockholder proposals opposed by management. There is one non-routine matter being voted on at this Annual Meeting. This means that if you hold your shares through a broker, bank or other nominee (that is, in “street name”), and do not provide voting instructions by the tenth day before the Annual Meeting, the broker, bank or other nominee will have the discretion to vote your shares on Proposal No. 2 but not on Proposal No. 1 or Proposal No. 3.

WHO WILL BEAR THE COSTS OF SOLICITING PROXIES FOR THE ANNUAL MEETING?
We are soliciting the proxies and will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders. The Company has retained Georgeson, Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the Annual Meeting at a cost of $7,500 plus reimbursement of reasonable out-of-pocket expenses.  In addition to the use of the mails, proxies may be solicited personally or by telephone by officers and employees of the Company who will not receive any additional compensation for their services. Proxies and proxy material will also be distributed at our expense by brokers, nominees, custodians, and other similar parties.

HOW DO I VOTE IF I ATTEND THE ANNUAL MEETING?
If you are a stockholder of record, you can attend the Annual Meeting and vote in person the shares you hold directly in your name on any matters properly brought before the Annual Meeting. If you choose to do that, please bring the enclosed proxy card or proof of identification. If you want to vote in person at our Annual Meeting and you hold our common stock through a bank, broker or other agent or nominee, you must obtain a power of attorney or other proxy authority from that organization and bring it to our Annual Meeting. Follow the instructions from your bank, broker or other agent or nominee included with these proxy materials, or contact your bank, broker or other agent or nominee to request a power of attorney or other proxy authority. If you vote in person at the Annual Meeting, you will revoke any prior proxy you may have submitted.

HOW DO I VOTE IF I DO NOT ATTEND THE ANNUAL MEETING?
Stockholders of record who do not attend the Annual Meeting should vote by mail: Please sign, date and return the enclosed proxy card in the enclosed postage-paid return envelope.

 By executing and returning the enclosed proxy card, you are authorizing the individuals listed on the proxy card to vote your shares in accordance with your instructions.

 If you are a beneficial owner of shares registered in the name of your bank, broker or other agent or nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. If you did not receive a proxy card, please follow the instructions from your bank, broker or other agent or nominee included with these proxy materials, or contact your bank, broker or other agent or nominee to request a proxy card.

WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED ON THE PROXY CARD?
If you return a signed and dated proxy card without marking any voting selections, your shares will be voted as follows:

(1)	FOR the election of the two nominees for director proposed by the Board of Directors;

(2)	FOR the ratification of the selection of WAKM as our independent registered public accounting firm for the fiscal year ending January 31, 2011; and

(3)	AGAINST the stockholder proposal to declassify the Board of Directors.

If any other matter is properly presented at the meeting, the individuals named on your proxy card will vote your shares using their best judgment.

YOUR VOTE IS VERY IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD FROM LAKELAND?
If you receive more than one proxy card from us or your bank, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

HAS THE LAKELAND BOARD OF DIRECTORS MADE A RECOMMENDATION REGARDING THE MATTERS TO BE ACTED UPON AT THE ANNUAL MEETING?
Our Board of Directors recommends that you vote “FOR” the election of its two nominees for director, “FOR” the ratification of the selection of WAKM as our independent registered public accounting firm for the fiscal year ending January 31, 2011 and “AGAINST” the stockholder proposal to declassify the Board of Directors. Please vote on the enclosed proxy card.

CAN I CHANGE MY VOTE?
Yes. You may revoke your proxy by doing any of the following:

(1)	You may send a written notice that you are revoking your proxy to our Corporate Secretary at the address indicated below, so long as it is received prior to the Annual Meeting.

(2)	You may submit another properly completed proxy card with a later date to the Company, so long as it is received prior to the Annual Meeting.

(3)	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Any written notice of revocation, or later dated proxy card, should be delivered to:

Lakeland Industries, Inc.
701 Koehler Avenue, Suite 7
Ronkonkoma, New York 11779
Attention: Christopher J. Ryan, Secretary

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Form 8-K following the Annual Meeting of Shareholders.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Our Board of Directors, or the Board, consists of seven directors. As indicated below, each nominee for re-election will be elected for a three-year term, which will expire at the 2013 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until any such director’s earlier resignation or removal. Our Board’s nominees are Raymond Smith, Chairman of the Board of Directors and Duane Albro, Chairman of the Compensation Committee and director/member of the Nominating and Governance Committee; both of whom are currently serving as Directors.  Our Nominating and Governance Committee (excluding members who are nominees) considered the qualifications of each of the Board’s nominees for election prior to the Annual Meeting, and unanimously recommended that each nominee be submitted for re-election to the Board.

 Directors are elected by a plurality of the votes properly cast in person or by proxy. If a quorum is present and voting, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxy cards will be voted, if authority to do so is not withheld, for the election of the two nominees named below. Abstentions and broker non-votes will have no effect on the votes. If any Board nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee determined by our Board. Each person nominated by the Board for election has agreed to serve if elected. We have no reason to believe that any Board nominee will be unable to serve.

The name and age of each director nominee, his position with us and the year in which he first became a director is set forth below:

NOMINEES FOR ELECTION

INCUMBENT DIRECTORS - CLASS III
Terms Expiring in June 2010
_________________________________________

Name	Age	Position	Director Since

Raymond J. Smith	72	Chairman of the Board of Directors	1982
Duane W. Albro	62	Director	2009

The principal occupations and employment of the nominees for director are set forth below:

Nominee Directors

Raymond J. Smith, one of the co-founders of Lakeland, has been Chairman of our Board of Directors since our incorporation in 1982 and was President of Lakeland from 1982 to November 30, 2003.  Prior to co-founding Lakeland, Mr. Smith was a Sales Executive with the International Paper Company (NYSE: IP) from 1961 to 1966, then the President of Abandaco, Inc. from 1966 to 1982. Mr. Smith received his B.A. from Georgetown University in 1960. Mr. Smith has served as a director since 1982 and his term as a director will expire at our Annual Meeting of Stockholders in 2010. Mr. Smith attended a Harvard Business School Management Program in 1982 specializing in financial planning, long-term planning and Human Relations.  Mr. Smith’s qualifications to serve on our board include his extensive business experience and his intimate knowledge of Lakeland as a co-founder and long-time director.

Duane W. Albro has been the President and CEO of WVT Communications (Nasdaq “WWVY”) since May 2007. From 2005 to 2006, he was President and CEO of Refinish LP, a privately held company in the cellular phone refurbishing business. From 2004 to 2005 he was a business consultant with the Gerson Lehrman Group in NY, NY, providing strategic and tactical analysis and advice to investors and businesses.  He has extensive experience in the telecommunications and cable TV industry having worked in executive positions at Cablevision, Net2000 Communications, Bell Atlantic and Nynex between 1966 and 2003. He has also been active in supporting the positive impact of telecommunications used in education, having served on a White House Advisory Council on Technology in Education and provided testimony to Congress on the benefits of technology used in education. Mr. Albro has demonstrated his commitment to workforce issues as the founder, Chairman and President of the Long Island Works Coalition, a non-profit organization dedicated to enhancing the available workforce for technology industries. Mr. Albro holds an MBA from New York Institute of Technology.  Mr. Albro was elected to our Board on April 17, 2009 and has joined Mr. Smith as a Class III director and his term as a director will expire at our Annual Meeting of Stockholders in 2010. Mr. Albro’s qualifications to serve on our Board include his extensive experience in providing consulting services to private equity investors as well as his significant experience as CEO.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT THE STOCKHOLDERS VOTE “FOR”
THE ELECTION OF THE CLASS III NOMINEES
LISTED AS PROPOSAL NO. 1.

INCUMBENT DIRECTORS - CLASS II
Terms Expiring in June 2012
__________________________________________

Name	Age	Position	Director Since

Stephen M. Bachelder	57	Director	2004
John J. Collins, Jr.	65	Director	1986
Eric O. Hallman	64	Director	1982

Stephen M. Bachelder was an executive and President of Swiftview, Inc. a Portland, Oregon based software company from 2002-2007. Swiftview, Inc. was sold to a private equity firm in October 2006. From 1991 to 1999 Mr. Bachelder ran a consulting firm advising technology companies in the Pacific Northwest. Mr. Bachelder was the president and owner of an apparel company, Bachelder Imports, from 1982 to 1991 and worked in executive positions for Giant Foods, Inc. and Pepsico, Inc. between 1976 and 1982. Mr. Bachelder is a 1976 Graduate of the Harvard Business School.  Mr. Bachelder has served as a director since 2004 and his term as a director will expire at our Annual Meeting of Stockholders in June 2012. Mr. Bachelder’s qualifications to serve on our Board include his  business education and multiple prior executive positions.

John J. Collins, Jr. was Executive Vice President of Chapdelaine GSI, a government securities firm, from 1977 to January 1987. He was Senior Vice President of Liberty Brokerage, a government securities firm, between January 1987 and November 1998.  Presently, Mr. Collins is self-employed, managing a direct investment portfolio of small business enterprises for his own accounts.  Mr. Collins has served as one of our directors since 1986 and his term as a director will expire at our Annual Meeting of Stockholders in June 2012. Mr. Collins’ qualifications to serve on our board include his business experience and directorship of Lakeland, making him intimately familiar with the Company’s operations.

Eric O. Hallman was President of Naess Hallman Inc., a ship brokering firm, from 1974 to 1991 owned equally by Arne Naess and Mr. Hallman. From 1991 to 1992, Mr. Hallman was also affiliated with Finanshuset (U.S.A.), Inc., a ship brokering and international financial services and consulting concern, and was the Owners Representative of Sylvan Lawrence, the then largest privately owned commercial real estate development company in New York City, between 1992 and 1998. Between 1998 and 2000, Mr. Hallman was President of PREMCO, a real estate management company, and currently is Comptroller of the law firm Murphy, Bartol & O’Brien, LLP.  Mr. Hallman has served as one of our directors since our incorporation in 1982 and his term as a director will expire at our Annual Meeting of Stockholders in June 2012. Mr. Hallman’s qualifications to serve on our board include his intimate familiarity with the company’s structure, product and personnel resulting from his involvement as a founder and shareholder of Lakeland Industries, Inc. before the company went public. In addition, his experience as an entrepreneur with other companies has assisted him in his directorship of Lakeland.

INCUMBENT DIRECTORS - CLASS I
Terms Expiring in June 2011

Name	Age	Position	Director Since

Christopher J. Ryan	57	Chief Executive Officer, President, General	1986
		Counsel, Secretary and Director
A. John Kreft	58	Director	2004

Christopher J. Ryan has served as Lakeland’s Chief Executive Officer and President since November 30, 2003, Secretary since April 1991, General Counsel since February 2000 and a director since May 1986.  Mr. Ryan was our Executive Vice President - Finance from May 1986 until becoming our President on November 30, 2003. Mr. Ryan also worked as a Corporate Finance Partner at Furman Selz Mager Dietz & Birney, Senior Vice President-Corporate Finance at Laidlaw Adams & Peck, Inc., Managing-Corporate Finance Director of Brean Murray Foster Securities, Inc. and Senior Vice President-Corporate Finance of Rodman & Renshaw, respectively between 1983-1991. Mr. Ryan has served as a Director of Lessing, Inc., a privately held restaurant chain based in New York, from 1995-2008. Mr. Ryan received his BA from Stanford University, his MBA from Columbia Business School and his J.D. from Vanderbilt Law School. Mr. Ryan is a member of the National Association of Corporate Directors (NACD). Mr. Ryan has served as a director since 1986 and his term as a director will expire at our Annual Meeting of Stockholders in June 2011. Mr. Ryan’s qualifications to serve on our board include his business and legal education as well as his lengthy experience as a director at our Company and at other companies.

A. John Kreft has been President of Kreft Interests, a Houston based private investment firm, since 2001. Between 1998 and 2001, he was CEO of Baker Kreft Securities, LLC, a NASD broker-dealer. From 1996 to 1998, he was a co-founder and manager of TriCap Partners, a Houston based venture capital firm. From 1994 to 1996 he was employed as a director at Alex Brown and Sons. He also held senior positions at CS First Boston, including employment as a managing director from 1989 to 1994. Mr. Kreft received his MBA from the Wharton School of Business in 1975. Mr. Kreft is a member of the National Association of Corporate Directors (NACD). Mr. Kreft has served as a director of Lakeland since November 17, 2004 and his term as a director will expire at our Annual Meeting of Stockholders in June 2011. Mr. Kreft’s qualifications to serve on our board include his extensive capital markets experience with debt and equity financings and bank facilities.  In addition, his familiarity with acquisition due diligence and integration issues assists him in his directorship of Lakeland.

DIRECTOR COMPENSATION
Members of the Board of Directors, in their capacity as directors, are reimbursed for all travel expenses to and from meetings of the Board and its Committees.  Non-Employee or Outside Directors received $6,250 quarterly as compensation for serving on the Board and its committees, committee chairmen receive an additional $500 quarterly. In addition, Directors receive only $500 if they attend meetings by telephone, but $1,500 for meetings attended in person. There are no charitable awards or director legacy programs and no deferred compensation programs for Directors. In their deliberations relating to directors’ compensation, the Compensation Committee reviewed a study conducted by the National Association of Corporate Directors and the Center for Board Leadership, entitled “2006-2007 Director Compensation Report”. Messrs. Collins, Hallman, Kreft, Bachelder, Albro and Smith participate in our Non-Employee Directors' Option Plan and the 2009 Equity Incentive Plan (“the 2009 Equity Plan”) which was approved by the shareholders on June 17, 2009.

The following table sets forth compensation information for the fiscal year ended January 31, 2010 (sometimes referred to in this proxy statement as “FY10”) for each member of the Board of Directors who is not also an executive officer.  Christopher J. Ryan, as an employee director, was not compensated for his service on our Board. Raymond J. Smith did not renew his employment contract with the company, and was not compensated for his service on our Board prior to April 30, 2009, but was compensated as of May 1, 2009. Disclosures relating to compensation for Messrs. Smith and Ryan can be found in “Executive Officers – Executive Compensation” below.

DIRECTOR COMPENSATION TABLE FOR FISCAL 2010

	Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)(1)(2)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation Reimbursed Expenses ($)	Total ($)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

A	Eric O. Hallman	$31,500	$83,424	$6,695	—	—	$0	$121,619
B	John J. Collins	$25,500	$79,904	$6,695	—	—	$1,314	$113,413
C	A. John Kreft	$36,000	$96,096	—	—	—	$6,906	$139,002
D	Stephen M. Bachelder	$34,000	$96,096	$6,695	—	—	$2,927	$139,718
E	Raymond J. Smith	$25,750	$74,976	—	—	—	$0	$100,726
F	Duane W. Albro	$27,250	$74,976	$26,982	—	—	$0	$129,208
(1)	Represents the dollar amount representing aggregate grant date fair value during FY10, at maximum level for restricted shares and based on Black-Scholes model for director options.
(2)	At January 31, 2010 our non-employee directors owned the following unexercised options: Mr. Hallman 2,100, Mr. Collins 2,100, Mr. Kreft 7,050, Mr. Bachelder 8,050, and Mr. Albro 5,000.

We currently grant stock options to our directors under our non-employee directors’ option plan (the “Directors’ Plan”), which provides for an automatic one-time grant of options to purchase 5,000 shares of common stock to each non-employee director newly elected or appointed to the Board of Directors. Under the Directors’ Plan, 60,000 shares of common stock have been authorized for issuance. Options are granted at not less than fair market value, become exercisable commencing six months from the date of grant and expire six years from the date of grant. In addition, all non-employee directors re-elected to the Company’s Board of Directors at any annual meeting of the stockholders will automatically be granted additional options to purchase 1,000 shares of common stock on that date which in accordance with the By-Laws is always the third Wednesday of June each year.  Grants of 5,000 options were made to Mr. Albro and 1,000 each to Msrs. Collins, Hallman and Bachelder pursuant to the Directors Plan in 2009.

 The following table sets forth information with respect to outstanding unvested performance based awards under The 2009 Equity Plan that were made to our non-employee directors in June 2009 that are represented in the maximum number of shares that may be awarded at the end of the performance cycle in June 2012.

Grantee / Directors	Maximum # of Shares	Values at January 31, 2010
Raymond J. Smith	9,372	$79,193
John J. Collins, Jr.	9,988	84,399
Eric O. Hallman	10,428	88,117
Stephen M. Bachelder	12,012	101,501
A. John Kreft	12,012	101,501
Duane Albro	9,372	79,193

RECOMMENDATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE
ELECTION OF THE BOARD’S THREE NOMINEES IDENTIFIED ABOVE
IN PROPOSAL NO. 1 ON THE PROXY CARD

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF WARREN, AVERETT, KIMBROUGH & MARINO, LLC (WAKM) AS
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 The Audit Committee of our Board has selected WAKM, as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending January 31, 2011, and has directed that management submit the selection of WAKM as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. A representative of WAKM is expected to be present or available by phone at the Annual Meeting and will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.

Effective as of April 28, 2009, the Company engaged WAKM as its new independent registered public accounting firm. The decision to engage WAKM was made and approved by the Audit Committee of the Board of Directors.

 Stockholder ratification of the selection of WAKM as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Audit Committee is submitting the selection of WAKM to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote will be required to ratify the selection of WAKM.  Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum and will be counted in support of this proposal.

RECOMMENDATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” RATIFICATION OF THE SELECTION OF
WARREN, AVERETT, KIMBROUGH & MARINO LLC
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
IN PROPOSAL NO. 2 ON THE PROXY CARD

PROPOSAL NO. 3

 STOCKHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRETORS

 We have received a proposal from a stockholder that we are required to include in this proxy statement. The stockholder has advised us that the proposal will be presented for action at the Annual Meeting. The proposed resolution and the proponent's supporting statement, for which we and our Board of Directors are not responsible, are set out below. The proposal has been submitted by Seymour Holtzman, 100 North Wilkes-Barre Boulevard, Wilkes-Barre, PA 18702 who has advised us that he is the owner of 93,261 shares of our common stock.

“RESOLVED, it is recommended that the Board of Directors of Lakeland, Industries, Inc. (the “Company”) take the steps necessary to declassify the election of the individual Board members and thereby nominate all Directors of the Company for election on an annual basis for a term of one year rather than staggering their individual elections to occur once every three years.”

Stockholder’s Statement in Support of the Proposal
“Seymour Holtzman (“Holtzman”), the proponent of this proposal, believes that the Company’s current segregation of the Board of Directors into three (3) separate classes with staggered three years terms of office is specifically designed to limit the shareholders’ ability to alter the opposition of the majority of the Board. In Holtzman’s opinion, if all Directors are elected annually, the shareholders of the Company would have an increased ability to affect the Company’s management.

Holtzman’s motivation for this proposal is the long-term under-valuation of the Company’s shares in relation to its book value. The Company’s share price traded between $5.03 and $9.17 over the last year. Based on the Company’s most recent Form 10-Q filed on December 10, 2009, its book value was $13.29 (Shareholder Equity of $72,304,828 and 5,437,534 shares outstanding). In Holtzman’s opinion, the market value of the Company’s shares reflects a substantial discount because of the Company’s small size, the complexity of its business model and poor performance of management. Holtzman believes there is also a perceived lack of interest on the part of the Board to consider a takeover by a larger strategic suitor that could (in Holtzman’s opinion) result in significantly higher valuation for the shareholders. In 2008, Holtzman requested that the Company hire an investment banking firm to sell the Company, but the Company failed to hire any such firm in response to this request.

In its 2009 US Voting Manual, RiskMetrics, a well-known risk management firm, states that “directors should be accountable to shareholders on an annual basis.” RiskMetrics argues that “the only real motive for board classification is to make it more difficult to change control of the board.” Holtzman believes that a classified board could (1) delay a takeover desired by shareholders, and (2) prevent bidders from approaching the Company because they do not want to wait more than a year to gain majority control of the Board.

On April 2, 2009, SharkRepellent.net reported that, “in 2008, 57 shareholder proxy proposals to declassify boards received a majority of the Yes/No votes. Of those, 35 have filed a proxy statement so far in 2009. Twenty three (23) of the companies or almost 66% have implemented the proposal (typically by putting a charter or bylaw amendment to eliminate the classified board up to a binding vote). The 66% follow through rate is the highest in any year since we began tracking these proposals in 2001.”

In Holtzman’s opinion, annual elections for all Directors would increase the accountability of the Company’s Board. Vote “FOR” this proposal.

The Company’s Response to the Stockholder Proposal
The Board of Directors believes that the classified board, which has been in place since our initial public offering in 1986, continues to provide significant benefits to us and our stockholders. Our classified Board is designed to provide stability, enhance long-term planning and ensure that a majority of our directors at any given time have prior experience as directors of our company. In this regard, we believe the classified Board provides members of our Board with the opportunity to develop substantive knowledge of our business and strategy and that directors who have experience with us and knowledge about our business, affairs and prospects are a valuable resource and are in a better position to make fundamental decisions that are in the best interests of us and our stockholders.

Moreover, a classified Board helps protect against sudden removal of some or all of our directors and the installation of replacement directors by parties whose interests may not be consistent with the best interests of all of our stockholders. A classified board does not preclude unsolicited acquisition proposals or prevent companies such as ours from being acquired at prices that are fair and adequate but, by eliminating the threat of imminent removal, a classified board puts the incumbent Board in a position to act to maximize value for all stockholders.  We believe that the classified Board would give us and our Board more time to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all stockholders and weigh possible available alternatives, including the continued operation of the Company’s businesses, to help provide maximum value for all stockholders. In addition, we believe that a classified Board helps assure that any transaction proposed by an interested stockholder or other third party will be reviewed by directors who were knowledgeable as to our assets, business and prospects.

The Board also believes that its classified board structure enhances the independence of non-management directors by providing them with a longer elected term of office. It permits them to act independently and on behalf of stockholders without being concerned with whether they will be re-nominated by the other members of the Board each year. We believe that the freedom of our Board members to focus on our long-term interests instead of on the re-nomination process leads to greater independence and better governance. The existence of a three-year term for directors also assists us in attracting director candidates who are willing to make a longer-term commitment to our company.

The Board of Directors further believes that the benefits of the current classified board structure do not come at the cost of directors’ accountability to stockholders. Our directors are required to uphold their fiduciary duties to us and our stockholders, regardless of the length of their term of office. Moreover, since one-third of the directors must stand for election each year the stockholders have the opportunity annually to vote against the Board’s nominees. The Board of Directors is committed to good governance practices and has implemented a variety of measures to ensure a strong governance structure, including the fact that six of the seven members of the Board of Directors have been determined by us to be “independent directors” under the Marketplace Rules of the NASDAQ Stock Market LLC. Of these six independent directors, two joined the Board in 2004 and one in 2009 after a careful selection process. Our Nominating and Governance Committee, which is comprised solely of independent directors, regularly reviews our policies governing the qualification and composition of our Board and also monitors our overall corporate governance program with a view toward making recommendations to our Board so that such practices, including the staggered elections of directors, remain in the best interests of us and our stockholders. In the view of the Board of Directors, it is factors such as these which help ensure that all of our directors remain accountable to the stockholders.

Approval of this stockholder proposal would not automatically eliminate our classified board structure, which is set forth in our Restated Certificate of Incorporation. Further action by the Board of Directors, and subsequently the stockholders, would be required to amend our Restated Certificate of Incorporation in order to declassify the Board of Directors. Under the Restated Certificate of Incorporation, a vote of not less than two-thirds of the total voting power of all outstanding shares of our voting stock would be required for such an amendment.

RECOMMENDATION
THE BOARD OF DIRECTORS RECOMMENDS
THAT THE STOCKHOLDERS VOTE “AGAINST”APPROVAL
OF THE STOCKHOLDER PROPOSAL
IN PROPOSAL NO. 3 ON THE PROXY CARD

Unless a contrary indication is made on the enclosed proxy card, it is the intention of the persons named therein to vote AGAINST approval of the stockholder proposal.

Independent Auditor Fee Information

Fees Paid to Warren, Averett, Kimbrough & Marino, LLC (WAKM) and Holtz Rubenstein Reminick, LLP (HRR)

In Fiscal Year 2009
HRR
In Fiscal Year 2010
HRR and WAKM

Set out below are the total fees we incurred for services by WAKM and HRR, our current and previous independent registered public accounting firms, respectively. For the fiscal year ended January 31, 2010, we incurred fees by WAKM and HRR; for the fiscal year ended January 31, 2009, we incurred fees by HRR.

	HRR		HRR		WAKM
	2009		2010		2010
Audit Fees	$359,100	(1)	$275,991	(1)	$185,401	(1)
Tax Preparation Fees	35,000	(2)	51,500	(2)	—
All Other Fees	44,000	(3)	8,975	(2)	112,251	(3)
Total	$438,100		$336,466		$297,652

(1)
Fees for professional services rendered in connection with the audit of our annual financial statements in our Forms 10-K, including income tax provision procedures, the reviews of the financial statements included in our Forms 10-Q, services related to acquisitions, overseas statutory audits, consents to Securities and Exchange Commission (the “SEC”) filings, assistance with review of documents filed with the SEC, and attestation-related services in connection with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Fees for professional services rendered in connection with tax services including tax compliance, tax advice and tax planning, as follows:
a.
Tax Compliance/Preparation Fees:  $35,000 for 2009 and $51,500 for 2010, representing fees in connection with tax compliance preparation services including assistance in the preparation of our U.S. federal, state and local tax returns as well as international subsidiaries returns, tax audits and appeals, and tax services for employee benefit plans; and

b.
Tax Consulting Fees:   The amounts to HRR included in “All Other Fees”, above for 2009 and 2010, respectively, represent fees in connection with tax consulting services including tax advice related to an IRS audit, mergers and acquisitions and restructuring of foreign operations.

(3)	Other fees relating to international tax planning and foreign tax issues mainly in Brazil and India.

The Audit Committee determined that the rendering of non-audit services by WAKM and HRR was compatible with maintaining their independence.

Financial Information Systems Design and Implementation Fees
During the year ended January 31, 2010, WAKM rendered no professional services to us in connection with the design and implementation of financial information systems and during the year ended January 31, 2009, HRR rendered no professional services to us in connection with the design and implementation of financial information systems.

Audit Committee Pre-Approval Policy
In accordance with applicable laws and regulations, the Audit Committee reviews and pre-approves any non-audit services to be performed by our independent registered public accounting firm to ensure that the work does not compromise their independence in performing their audit services.  The Audit Committee generally also reviews and pre-approves all audit, audit related, tax and all other fees, as applicable.  In some cases, pre-approval is provided by the full committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget and SEC rules. In other cases, the chairman of the Audit Committee has the delegated authority from the committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee at its next meeting.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors of Lakeland Industries, Inc., describing the Audit Committee’s responsibilities and practices, specifically with respect to matters involving Lakeland’s accounting, auditing, financial reporting and internal control functions. Among other things, the Audit Committee reviews and discusses with management and with Lakeland’s independent registered public accounting firm the results of Lakeland’s year-end audit, including the audit report and audited financial statements. We, the members of the Audit Committee of the Board, are presenting this report for the fiscal year ended January 31, 2010.

The Audit Committee acts pursuant to a written charter that was originally adopted by the Board in 2001. The Nominating and Governance Committee and the Board consider membership of the Audit Committee annually. The Audit Committee reviews and assesses the adequacy of its charter annually. The Audit Committee held five meetings during the fiscal year ended January 31, 2010.

All members of the Audit Committee are independent directors, qualified to serve on the Audit Committee pursuant to the applicable Nasdaq Marketplace Rules. In accordance with its charter, the Audit Committee oversees accounting, financial reporting, internal control over financial reporting, financial practices and audit activities of Lakeland and its subsidiaries. The Audit Committee provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee relies, without independent verification, on the information provided by Lakeland and on the representations made by management that the financial statements have been prepared with integrity and objectivity, on the representations of management, and the opinion of the independent registered public accounting firm that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States, or GAAP.

In connection with its review of Lakeland’s audited financial statements for the fiscal year ended January 31, 2010, the Audit Committee reviewed and discussed the audited financial statements with management and discussed with WAKM Lakeland’s independent registered public accounting firm, the matters required to be discussed by SAS 114 (Codification of Statements on Auditing Standards, AU §380). The Audit Committee received the written disclosures and the letter from WAKM required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with WAKM its independence from Lakeland. The Audit Committee has also considered whether the provision of certain permitted non-audit services by WAKM is compatible with their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Lakeland’s Annual Report on Form 10-K for its fiscal year ended January 31, 2010, for filing with the SEC.

During FY10, the Audit Committee met with management and Lakeland’s independent registered public accountants and received the results of the audit examination, evaluations of Lakeland’s internal controls and the overall quality of Lakeland’s financial organization and financial reporting. The Audit Committee also meets at least once each quarter with Lakeland’s independent registered public accountants and management to review Lakeland’s interim financial results before the publication of Lakeland’s quarterly earnings press releases. The Audit Committee believes that a candid, substantive and focused dialogue with the independent registered public accountants is fundamental to the committee’s responsibilities. To support this belief, the Audit Committee meets separately with the independent registered public accountants without the members of management present on at least an annual basis.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Lakeland regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by Lakeland employees, received through established procedures, of concerns regarding questionable accounting or auditing matters. We have established a confidential email and hotline for employees to report violations of Lakeland’s Code of Ethics or other company policies and to report any ethical concerns.

The information contained in this report shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Lakeland specifically incorporates it by reference into such filing.

Audit Committee:  A. John Kreft (Chairman), John J. Collins, and Eric O. Hallman

CORPORATE GOVERNANCE

Director Independence

Our Board is currently composed of seven directors. As required under the Marketplace Rules of the Nasdaq Stock Market LLC (“Nasdaq”), a majority of the members of a Nasdaq listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Company. Our Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq Marketplace Rules, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships with each director, or any of his or her family members, our executive management and WAKM have affirmatively determined that, other than Christopher J. Ryan, who is our CEO, President, General Counsel and Secretary, each member of our Board is an independent director for purposes of the Nasdaq Marketplace Rules. In making this determination, the Board found that none of these directors or nominees for director has a direct or indirect material or other disqualifying relationship with us, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board holds executive sessions of its independent directors when it deems necessary but at least once per year.

Board and Committee Meetings and Attendance

The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Each of these committees operates under a written charter adopted by the Board. Copies of these charters are available on our website at www.lakeland.com under the headings Financial Information – Corporate Governance and Board Matters. Board committee charters are also available in print to stockholders upon request, addressed to the Corporate Secretary, at 701 Koehler Avenue, Suite 7, Ronkonkoma, New York 11779.

The Board held eight meetings during the fiscal year ended January 31, 2010. Each director attended at least 75% of the aggregate of the meetings of the Board and of the committees, on which he served, held during the period for which he was a director or committee member, respectively. The following table sets forth the standing committees of the Board, the number of meetings held by each committee and the membership of each committee currently..

Name	Audit	Compensation	Nominating & Governance
Raymond J. Smith	Chairman of the Board of Directors
Christopher J. Ryan	—	—	—
A. John Kreft	Chairman	—	Member
Stephen Bachelder	—	Member	Chairman
Eric O. Hallman	Member	—	—
John J. Collins	Member	Member	—
Duane Albro	—	Chairman	Member
Number of meetings held in FY10	5	1	2

Audit Committee
Our Audit Committee currently consists of A. John Kreft (Chairman), Eric O. Hallman and John J. Collins. The Board annually reviews the definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined under applicable Nasdaq Marketplace Rules). Our Board has determined that Mr. Kreft is an “audit committee financial expert,” as such term is defined in applicable rules and regulations based on, among other things, his MBA in finance from the Wharton School of Business, 4 ½ years experience with two “Big 4” accounting firms, 18 years of investment banking/underwriting/advisory services with several brokerage firms such as Credit Suisse and Alex Brown and 3 years as CEO of a NASD broker dealer. Mr. Kreft has held 5 levels of security licenses at various times including General Securities Principal.

The formal report of our Audit Committee is included in this proxy statement. The Audit Committee’s responsibilities include, among other things:

•	the oversight of the quality of our consolidated financial statements and our compliance with legal and regulatory requirements;
•
the selection, evaluation and oversight of our independent registered public accountants, including conducting a review of their independence, determining their fees, overseeing their audit work, and reviewing and pre-approving any non-audit services that may be performed by them;

•
the oversight of annual audit and quarterly reviews, including review of our consolidated financial statements, our critical accounting policies and any material related-party transactions and the application of accounting principles; and

•	the oversight of financial reporting process and internal controls, including a review of the adequacy of our accounting and internal controls and procedures.

Compensation Committee
Our Compensation Committee currently consists of Duane Albro (Chairman), Stephen Bachelder and John J. Collins, each of whom is an independent director (as independence is currently defined under applicable Nasdaq Marketplace Rules). This proxy statement includes the report of our Compensation Committee and management’s Compensation Discussion & Analysis, included under the heading “Executive Compensation” herein, which focuses on executive compensation. Our Compensation Committee’s role includes setting and administering the policies governing the compensation of executive officers, including cash compensation and equity incentive programs, and reviewing and establishing the compensation of the Chief Executive Officer and other executive officers. Our Compensation Committee’s principal responsibilities, which have been authorized by the Board, are:

•
approving the compensation for the Chief Executive Officer and other executive officers (after considering the recommendation of our Chief Executive Officer with respect to the form and amount of compensation for executive officers other than the Chief Executive Officer);

•	approving the amount of and vesting of equity awards; and
•
advising the Board on our compensation and benefits matters, including making recommendations and decisions where authority has been granted regarding our restricted stock plan, bonuses and incentive compensation plans.

Our Compensation Committee does not delegate any of its responsibilities to other committees or persons. Participation by executive officers in the recommendation or determination of compensation for executive officers or directors is limited to (i) recommendations by our Chief Executive Officer to our Compensation Committee regarding the compensation of executive officers other than himself and (ii) our Chief Executive Officer’s participation in Board determinations of compensation for non-employee directors.

Nominating and Governance Committee
Our Nominating and Governance Committee currently consists of Stephen Bachelder (Chairman), A. John Kreft, and Duane Albro, each of whom is an independent director (as independence is currently defined in the applicable Nasdaq Marketplace Rules). The purpose of the Nominating and Governance Committee is to identify, screen and recommend to the Board qualified candidates to serve as directors, to develop and recommend to the Board a set of corporate governance principles applicable to Lakeland, and to oversee corporate governance and other organizational matters. The Nominating and Governance Committee’s responsibilities include, among other things:

•	reviewing qualified candidates to serve as directors;
•	aiding in attracting qualified candidates to serve on the Board;
•
considering, reviewing and investigating (including with respect to potential conflicts of interest of prospective candidates) and either accepting or rejecting candidates suggested by our stockholders, directors, officers, employees and others;

•	recommending to the full Board nominees for new or vacant positions on the Board and providing profiles of the qualifications of the candidates;
•	monitoring our overall corporate governance and corporate compliance program;
•	reviewing and adopting policies governing the qualification and composition of the Board;
•	recommending remuneration for non-employee Board members;
•
reviewing and making recommendations to the Board regarding Board structure, including establishing criteria for committee membership, recommending processes for new Board member orientation, and reviewing and monitoring the performance of incumbent directors;

•	recommending to the Board action with respect to implementing resignation, retention and retirement policies of the Board;
•	reviewing the role and effectiveness of the Board, the respective Board committees and the directors in our corporate governance process; and
•
reviewing and making recommendations to the Board regarding the nature and duties of Board committees, including evaluating the committee charters, recommending appointments to committees, and recommending the appropriate chairperson for the Board.

Director Nomination Procedures
 The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership;
•	the name of the candidate, the candidate’s written detailed resume and a listing of his or her qualifications to be a director of the company; and
•	the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at 701 Koehler Avenue, Suite 7, Ronkonkoma, New York 11779 and must be delivered to, or mailed and received by the Corporate Secretary not earlier than the one hundred fiftieth (150th) calendar day, and not later than the close of business on the one hundred twentieth (120th) calendar day, prior to the first anniversary of the immediately preceding year’s Annual Meeting of Stockholders.

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of Lakeland and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Governance Committee examines a candidate’s specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, interpersonal skills and compatibility with the Board, and independence from management and the company. The Nominating and Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.  The Nominating and Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The Nominating and Governance Committee identifies potential nominees through independent research and through consultation with current directors and executive officers and other professional colleagues. The Nominating and Governance Committee looks for persons meeting the criteria above, and takes note of individuals who have had a change in circumstances that might make them available to serve on the Board — for example, retirement as a Chief Executive Officer or Chief Financial Officer of a company. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration by the committee, the Chairman or another member of the committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests a resume and other information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering. The Nominating and Governance Committee may also conduct one or more interviews with the candidate, either in person, telephonically or both. In certain instances, Nominating and Governance Committee members may conduct a background check, may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Stockholder Communications with Directors
The Board has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent c/o Corporate Secretary, 701 Koehler Avenue, Suite 7, Ronkonkoma, New York 11779.

All communications received as set forth in the preceding paragraph will be opened by the office of our Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Director Attendance at Annual Stockholder Meetings
We expect that each of our directors attend our Annual Stockholder Meetings, as provided in our Corporate Governance Guidelines. All of our directors were in attendance at the June 17, 2009 Annual Meeting of Stockholders.

Corporate Governance Guidelines and Practices
 We are committed to good corporate governance practices and as such we have adopted formal Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines may be found on our website at www.lakeland.com under the headings Financial Information – Corporate Governance and Board Matters. Below are some highlights of our corporate governance guidelines and practices:

o
Board Independence.  We believe that the Board should be comprised of a substantial majority of independent directors and that no more than two management executives may serve on the Board at the same time. Currently, the Board has seven directors, six of whom are independent directors under the applicable Nasdaq Marketplace Rules and only one who is an active member of management.

o	Board Committees. All of our Board committees consist entirely of independent directors as defined under the applicable Nasdaq Marketplace Rules.

o
Chairman, CEO and Lead Independent Director.  The Board separated the positions of Chairman of the Board and Chief Executive Officer in 2003, and elected Christopher J. Ryan as President and Chief Executive Officer. Raymond Smith continues to hold the position of Chairman of the Board. Separating these positions allows the chief executive officer to focus on day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as Chairman, particularly as the Board’s oversight responsibilities continue to grow. While the company bylaws and corporate governance guidelines do not require that the Chairman and Chief Executive Officer positions be separate, the Board believes that having separate positions is the appropriate leadership structure for the Company at this time and demonstrates its commitment to good corporate governance.

o
Executive Session of Independent Directors.  The Board’s current practice is to hold an executive session of its independent directors at least once a year. In FY2010, the independent members of our Board met in executive session three times.

o
Independent Advisors.  The Board and each committee has the power to hire independent legal, financial or other advisors at any time as they deem necessary and appropriate to fulfill their Board and committee responsibilities.

o
Directors Are Subject to our Code of Conduct.  Board members must act at all times in accordance with the requirements of our Code of Conduct. This obligation includes adherence to our policies with respect to conflicts of interest, ethical conduct in business dealings and respect for and compliance with applicable law. Any requested waiver of the requirements of the Code of Conduct with respect to any individual director or executive officer must be reported to, and subject to, the approval of the Board, or the Audit Committee.

o
Board Engagement.  The Board has regularly scheduled presentations from our finance, products, sales and marketing departments. The Board’s annual agenda also includes, among other items, the long-term strategic plan for us as well as management succession planning.

o	No Corporate Loans. Our stock plans and practices prohibit us from making corporate loans to employees for the exercise of stock options or for any other purpose.

o
New Director Orientation.  New directors are provided with orientation information designed to familiarize new directors with our businesses, strategies and challenges, and to assist new directors in developing and maintaining the skills necessary or appropriate for the performance of their responsibilities.

Code of Ethics
The Board adopted our Code of Ethics on December 1, 2000 that applies to all officers, directors and employees. The Code of Ethics is available on our website at www.lakeland.com under the headings Financial Information – Corporate Governance and Board Matters. Amendments to, and waivers from, the Code of Ethics will be disclosed at the same website address provided above and in such filings as may be required pursuant to applicable law or listing standards. We intend to satisfy the disclosure requirement under Item 5.05(c) of Form 8-K regarding certain amendments to, or waivers from a provision of this code of ethics by posting such information on our website at www.lakeland.com under the headings Financial Information – Corporate Governance and Board Matters.

Whistleblower Procedures
In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. We have established a confidential email and hotline for employees to report violations of our Code of Ethics or other company policy and to report any ethical concerns.

Director and Executive Officer Stock Transactions
Under the regulations of the SEC, directors and executive officers are required to file notice with the SEC within two (2) business days of any purchase or sale of the Company’s stock. Information on filings made by any of our directors or executive officers can be found on the Company’s website at www.lakeland.com under the headings Financial Information – All SEC Filings.

EXECUTIVE OFFICERS

Our Executive Officers are appointed by our Board and serve at its discretion. Set forth below is information regarding our current Executive Officers:

Name	Position	Age
Christopher J. Ryan	Chief Executive Officer, President, General Counsel and Secretary	58
Gregory Willis	Executive Vice President	53
Gary Pokrassa	Chief Financial Officer	62
Paul Smith	Vice President, Sales	42
Charles Roberson	Vice President, International Sales	47
Gregory Pontes	Vice President, Manufacturing	49
Phillip Willingham	Vice President, MIS	52

Biographical information regarding our Executive Officers can be found in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010.

EXECUTIVE OFFICER COMPENSATION

We currently qualify as a “smaller reporting company” as such term is defined in Rule 405 of the Securities Act of 1933, as amended, and Item 10 of Regulation S-K.  Accordingly, and in accordance with relevant Securities and Exchange Commission rules and guidance, we have elected, with respect to the disclosures required by Item 402 (Executive Compensation) of Regulation S-K, to comply, in some cases, with the requirements applicable to larger companies and, in other cases, with the disclosure requirements applicable to smaller reporting companies.  The following Executive Compensation Overview is not comparable to the “Compensation Discussion and Analysis” that is required of SEC reporting companies that are not smaller reporting companies.

 Executive Compensation Overview

Compensation Committee. The Compensation Committee of the board of directors (the “Committee”) assists the board of directors of the Company in discharging its responsibilities relating to compensation of the Company’s executive officers and supervision of the Company’s restricted stock and 401-(K) Plans. The Committee reports to the board of directors and is responsible for:

▪	Developing guidelines for, and reviewing the compensation and performance of, the Company’s executive officers;
▪	Evaluating the executive officers’ performance in light of these goals and objectives; and
▪	Making recommendations to the board of directors regarding the management contracts of executive officers when they are proposed or renewed.

The Committee also is responsible for approving the compensation of the Chief Executive Officer.

Compensation Philosophy and Objectives. The Company seeks to pay its executive officers total compensation that is competitive with other companies of comparable size and complexity. Generally, the types of compensation and benefits provided to the Chief Executive Officer and other executive officers are comparable to those provided to other executive officers of small cap, publicly-traded and similarly sized companies in the industry in which the Company operates.

The compensation policies of the Company are designed to:

▪ Increase stockholder value;
▪ Increase the overall performance of the Company;
▪ Attract, motivate and retain experienced and qualified executives; and
▪ Incentivize the executive officers to achieve the highest level of Company financial performance.

While the Company seeks to maintain competitive compensation arrangements for its executives, it also strongly believes that the competitiveness of the compensation packages should be based on the total compensation achievable by the executive officers and that a portion of that compensation should be linked to the performance of the Company. Accordingly, the executive compensation packages provided to the Chief Executive Officer and the other executive officers are structured to include, among other things and in addition to base salary and benefits, equity incentives. A reasonable portion of the compensation packages for executive officers is in the form of restricted stock grants, which are intended to provide incentives to executive officers to achieve long-term growth in the price of the Company’s common stock and additional annual cash bonus opportunities, which are intended to reward executive officers for meeting annual financial performance goals. Overall compensation levels are set such that, for executive officers to achieve a competitive compensation level, there must be both growth in the market price of the Company’s common stock and growth in the Company’s earnings and revenues at rates that equal or exceed the recent growth rate of the Company’s earnings and revenues.  The determination that such goals have been met and merit pay-outs pursuant to the incentive portion of the overall compensation rests with the Committee.

The Committee believes that executive officer compensation should seek to align the interests of executives with those of the Company’s stockholders, by seeking to reward long-term growth (not short-term) in the value of the Company’s common stock and to reward the achievement of annual financial goals by the Company. The incentive components of compensation restricted stock grants and annual cash bonuses for executive officers are linked to corporate financial performance as well as individual goals. This is intended to keep the executive team focused on the core goal of overall long-term corporate performance.

When setting or recommending compensation levels, the Committee considers the overall performance of the Company, the individual performance of each of the executive officers, and their individual contributions to and ability to influence the Company’s performance, and also seeks to encourage teamwork amongst the executives. The Committee believes that the level of total compensation, including base salary, bonus, restricted stock grants and benefits of executives should generally be maintained to compete with other public and private companies of comparable size and complexity. The Committee bases its determinations on a variety of factors, including the personal knowledge of market conditions that each member of the Committee has gained in his own experience managing businesses, salary surveys available to the Company, the knowledge of the Chief Executive Officer and other executives as to local market conditions, and information learned regarding the compensation levels at other small cap companies in the industrial apparel industry and other similarly sized businesses. The Committee periodically evaluates the types and levels of compensation paid by the Company to ensure that it is able to attract and retain qualified executive officers and that their compensation remains comparable to compensation paid to similarly situated executives in comparable companies.

The following describes in more specific terms the elements of compensation that implement the compensation philosophy and objectives described above, with specific reference to compensation earned by the named executive officers for the fiscal year ended January 31, 2010.

Base Salaries. The base salary of each of our named executive officers is fixed pursuant to the terms of their respective employment agreements with us at the time a person initially becomes an executive officer by evaluating the responsibilities of the position, the experience and knowledge of the individual and the competitive marketplace at that time for executive talent, including a comparison to base salaries for comparable positions (considered in the context of the total compensation paid by such companies). Salaries are reviewed from time to time thereafter, generally in connection with the expiration of employment agreements or when other considerations warrant such review in the discretion of the Committee and Board of Directors, considering the foregoing factors as well as the executive’s performance and the other factors considered in setting total compensation described above.

When salary adjustments are considered, they are made in the context of the total compensation for executive officers, consistent with the core principles discussed earlier in this Compensation Discussion and Analysis, included under the header “Executive Compensation” herein. In each case, the participants involved in recommending and approving salary adjustments consider the performance of each executive officer, including consideration of new responsibilities and the previous year’s corporate performance. Individual performance evaluations take into account such factors as achievement of specific goals that are driven by the Company’s strategic plan and attainment of specific individual objectives. The factors impacting base salary levels are not assigned specific weights but are considered as a totality, against the backdrop of the Company’s overall compensation philosophy, and salary adjustments are determined in the discretion of the Committee and the board of directors. The majority of base salaries paid in FY10 were set in prior years; except for an 8% reduction in officer base salary as of February 2009, no other base salary adjustments were made in FY10, for those executive officers under contract

Bonuses. The Company has historically made its annual bonuses eligible for executive officers based on corporate performance, as measured by reference to factors which the Committee believes reflect objective performance criteria over which management generally has the ability to exert some degree of control. For each of our named executive officers, all cash bonuses are at the discretion of the Committee, when formulas are set.

Restricted Stock Grants. A third component of executive officers’ compensation is grants of Restricted Shares of common stock issued pursuant to The 2009 Equity Plan approved by the Company’s stockholders in June 2009. The Committee or the full Board of Directors grants restricted stock to the Company’s executives in order to align their interests with the interests of the stockholders.  In the fiscal year ended January 31, 2010, 8,000 options were granted to the Company’s directors; however no options to executive officers were made.  Restricted stock grants are considered by the Company to be an effective long-term incentive because the executives’ gains are linked to increases in stock value, which in turn provides stockholder gains. Restricted stock was granted to executive officers in accordance with the terms of The 2009 Equity Plan. The full benefit of the restricted stock grants is realized only as a result of appreciation of the stock price in future periods, thus providing an incentive to create value for the Company’s stockholders through appreciation of stock price. The restricted stock granted to executive officers “cliff” vest at the end of three years, which the Company believes makes the grants a more effective retention incentive.

Restricted stock grants made to the executive officers in the fiscal year ended January 31, 2010 reflected the significant individual contributions the Committee expects the executive officers will make to the Company’s operations and implementation of the Company’s development and growth programs, and the amounts of such grants were determined based on the same considerations discussed above in the context of setting salaries and annual bonuses. The number of shares of restricted stock granted is not tied to a formula or comparable company target ranges, but rather determined at the end of the three-year performance period in the discretion of the Committee and the Board of Directors consistent with the compensation philosophy described above.  At the end of the three-year performance period, the determined number of shares (baseline, maximum or zero) will then vest.

Setting Executive Compensation. Base salaries and other compensation for the Chief Executive Officer and other executive officers are set by the Committee and reflect a number of elements including recommendations by Mr. Ryan as to the other executive officers based on evaluation of their performance and the other factors described above. The Committee works closely with Mr. Ryan in establishing compensation levels for the other executive officers. Mr. Ryan and the individual executive typically engage in discussions regarding the executive’s salary, and Mr. Ryan reports on such discussions and makes his own recommendations to the Committee. The Committee will separately discuss with Mr. Ryan any proposed adjustment to his own compensation. The Committee reports to the Board of Directors on all proposed changes in executive compensation, after it has formed a view on appropriate adjustments, and makes recommendations for consideration of the Board for the Chief Executive Officer and the other executive officers. The Committee considers such recommendations and, thereafter, sets the compensation level for Mr. Ryan, and for the other executive officers. Salary levels and other aspects of compensation for executive officers historically have been set forth in employment agreements having terms of two to three years.

The Committee is charged with the responsibility for approving the compensation package for the Chief Executive Officer. The Chief Executive Officer is not present during voting or deliberation on his performance or compensation.

The Board of Directors or the Committee can exercise the right to modify any recommended adjustments or awards to the executive officers.

Retirement Benefits. The Company does not provide any retirement benefits to its executive officers, other than matching a portion of employee contributions to a 401-(K) plan.  In August 2009, the Company suspended the 401-(K) company match.

Employment Agreements. The Company currently enters into employment agreements with its executive officers because it generally believes that, in respect of key executive officers, there is a significant value in its competitive markets to setting out compensation and benefit expectations in writing, maintaining appropriate non-competition, non-solicitation of employees and confidentiality agreements with key executives, and agreeing in advance on post-termination payments and other obligations. These employment agreements are described in more detail under the caption “Employment Agreements.”

Taxation and Accounting Matters. The Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. Generally, the Company is certain that compensation paid to its executive officers will be fully deductible for federal income tax purposes. However, in certain situations, the Company may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

SUMMARY COMPENSATION TABLE

The table below sets forth all salary, bonus and other compensation paid to our chief executive officer, chief financial officer and each of our three highest paid executive officers other than the chief executive officer and chief financial officer (our “Named Executive Officers”) for the fiscal years ended January 31, 2010, 2009, and  2008:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)		Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)	All other Compensation ($)		Total Compensation ($)
(a)	(b)	(c)	(d)		(e)		(f)	(g)	(h)	(i)		(j)

Christopher J. Ryan	2010	$368,000	$19,320		$230,122	(7)	—	—	—	$33,175	(3)	$648,277
CEO	2009	$400,000	—	(2)	$38,792		—	—	—	$30,835		$469,627
	2008	$400,000	—	(2)	$38,792		—	—	—	$33,335		$472,127

Gary Pokrassa	2010	$207,000	—		$158,645	(8)	—	—	—	$14,585	(4)	$380,230
CFO	2009	$223,170	—		$29,906		—	—	—	$19,378		$272,454
	2008	$208,015	—		$23,613		—	—	—	$16,447		$248,075

Gregory D. Willis Executive VP	2010	$184,000	—		$128,216	(9)	—	—	—	$214,408	(5)	$526,624
	2009	$200,000	—		$32,351		—	—	—	$296,640		$528,991
	2008	$200,000	—		$25,005		—	—	—	$236,963		$461,968

Harvey Pride Jr.	2010	$202,400	$6,440		$129,982	(11)	—	—	—	$12,938	(12)	$351,760
Sr. VP Mfg.

Paul C. Smith Vice President	2010	$119,600	—		$83,248	(10)	—	—	—	$81,504	(6)	$284,352
	2009	$130,000	—		$13,712		—	—	—	$169,071		$312,783
	2008	$130,000	—		$10,918		—	—	—	$126,772		$267,690

(1)
The amounts shown in this column represent the aggregate grant date fair value for grants made in FY10 and the dollar amounts recognized as an expense by us for financial statement reporting purposes in the fiscal years ended January 31, 2009  and 2008 as expense as determined pursuant to SFAS 123(R). See Note 1 to the Consolidated Financial Statements included in our Form 10-K for the fiscal year ended January 31, 2010 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R).

(2)     Mr. Ryan voluntarily declined any bonus for FY08 and FY09.
(3)	Includes $26,425 in life and disability insurance premiums paid by us, use of a company owned vehicle, and a $6,750 matching 401-(K) contribution.
(4)	Includes $1,628 in life insurance and disability insurance premiums paid by us, $9,000 in automobile allowance and a $3,957 matching 401(k) contribution.

(5)	Includes $198,658 in sales commissions, $9,000 in automobile allowance and a $6,750 matching 401-(K) contribution.
(6)	Includes $75,951 in sales commissions, $1,587 in automobile allowance and a $3,966 matching 401-(K) contribution.
(7)	Includes $15,754 as bonus in restricted stock
(8)	Includes $34,345 as bonus in restricted stock
(9)	Includes $0 as bonus in restricted stock
(10)	Includes $0 as bonus in restricted stock
(11)	Includes $8,586 as bonus in restricted stock
(12)	Includes $1,666 in life and disability insurance premiums paid by us, $9,346 automobile allowance, and a $1,926 matching 401-(K) contribution.

GRANTS OF PLAN – BASED AWARDS

The following table set forth information for the fiscal year ended January 31, 2010 regarding all grants of plan-based awards made to our Named Executive Officers under our incentive plans.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards($)	All Other Stock Awards Number of Shares of Stock or Units (#)	All other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Maximum

(a)	(b)	(c)	(d)	(e)	(f)	(g)

Christopher J. Ryan	June 2009	$214,368
CEO	March 2009	15,754

Gary Pokrassa	June 2009	$124,300
CFO	March 2009	34,345

Gregory D. Willis Exec. VP	June 2009	$128,216

Harvey Pride, Jr.	June 2009	$121,396
Sr. VP Mfg.	March 2009	8,586

Paul Smith V.P. Sales	June 2009	$83,248

NARRATIVE TO SUMMARY COMPENSATION TABLE AND PLAN-BASED AWARDS TABLE

Employment Agreements

Christopher J. Ryan serves as Chief Executive Officer, President, General Counsel, and Secretary of the Company.  He also serves as President and Chief Operating Officer or Director and Secretary/Assistant Secretary of all of the Company’s subsidiaries.  Pursuant to Mr. Ryan’s contract with the Company, which commenced on April 16, 2010 and will expire on April 16, 2015, he was paid an annual base salary at the rate of $368,000 in FY10.  He has received no stock option grants since FY01, but is eligible for incentive cash bonuses based upon increases in earning per share set by the Compensation Committee and participates in benefit plans and other benefits available to all other senior executives.  These benefits include health coverage, disability and life insurance, 401-(K) plan contribution, a mobile phone and the use of a company vehicle. The premium payments for disability and life coverage ($26,425) and 401-(K) plan matching contribution ($6,750) totaled $33,175 in FY10. Mr. Ryan voluntarily declined any bonuses for FY08 and FY09. Mr. Ryan has a contractual bonus for FY09 based on $3,000 per each penny of EPS over $0.70, subject to certain limitations, thus, a bonus of $42,000 for FY09 was paid in FY10. Mr. Ryan has agreed to an 8% reduction of this bonus along with all compensation for a temporary period, and in March 2009 has elected to receive one half of this bonus in stock pursuant to the Company’s Bonus in Stock Plan pursuant to the 2006 Equity Incentive Plan. Mr. Ryan also participates in The 2009 Equity Plan. All restricted stock under this plan is awarded on a baseline or maximum basis, at the discretion of the independent Compensation Committee, and has been held at threshold for the last 2 fiscal years.

Potential payments to Mr. Ryan in connection with any termination or change of control are discussed on page 26.

Gregory Willis serves as our Executive Vice President.  Pursuant to Mr. Willis' employment contract with the Company, the term of which commenced on May 1, 2009 and which expires on April 30, 2011, Mr. Willis was paid a base salary of $184,000 for FY10.  He received no grants of stock options in FY09.  Pursuant to his employment agreement, Mr. Willis is entitled to commissions in the form of sales overrides on various products that he directly oversees and in FY10, Mr. Willis received $198,658 in such overrides.  Mr. Willis participates in benefit plans and other benefits available to all other senior executives. He received 401(K) matching contributions ($6,750) and a car allowance ($9,000) which totaled $15,750. Mr. Willis also participates in The 2009 Equity Plan.  All restricted stock under this plan is awarded on a baseline or maximum basis, at the total discretion of the Compensation Committee.

Potential payments to Mr. Willis in connection with any termination or change of control are discussed on page 27.

Paul C. Smith, the son of Raymond J. Smith, the Chairman of the Board, serves as a Vice President of the Company.  Pursuant to a contract dated April 4, 2009 Mr. Smith’s employment is for a two year period which commenced May 1, 2009 and expires on April 30, 2011.

Mr. Smith receives an annual base salary at the rate of $119,600 and participates in benefit plans and other benefits available to all other senior executives.  Mr. Smith received no grants of stock options in FY10.  Pursuant to his employment contract, Mr. Smith is entitled to receive sales overrides on various products and earned $75,951 in sales commissions in FY10. Mr. Smith receives, to the extent eligible, health coverage, 401(K) plan matching contributions ($3,966), and the use of a company vehicle. Mr. Smith participates in benefit plans and other benefits available to all other senior executives. Mr. Smith also participates in The 2009 Equity Plan.

Potential payments to Mr. Smith in connection with any termination or change of control are discussed on page 27.

Gary Pokrassa serves as the Chief Financial Officer of the Company. Pursuant to his contract with the Company which commenced on January 31, 2010 and will expire on January 31, 2012, he is paid an annual base salary at the annual rate of $225,000, but reduced by the 8% reduction to $207,000. He received no stock option grants during FY10. Mr. Pokrassa received health coverage, disability and life insurance, 401(k) plan matching contributions ($3,957), and a car allowance ($9,000) totaling $14,585 in FY10. His annual bonus is at the discretion of the Compensation Committee.  Mr. Pokrassa has a contractual bonus for FY09 based on $2,000 per each penny of EPS over $0.70, subject to certain limitations. Thus, Mr. Pokrassa has earned a bonus of $34,345 which was paid in FY10 and in March 2009 elected to receive this entire bonus in stock pursuant to the 2006 Equity Incentive Plan. Mr. Pokrassa also participates in The 2009 Equity Plan. All performance based restricted stock under this plan is awarded on a baseline or maximum basis, at the total discretion of the Compensation Committee.

Potential payments to Mr. Pokrassa in connection with termination or change of control are discussed on page 27.

OUTSTANDING EQUITY AWARDS AT JANUARY 31, 2010

The following table sets forth information with respect to outstanding equity-based awards at January 31, 2010 for our named executive officers.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Un-exercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercised (c)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock that have not Vested (#)(2) (g)	Market Value of Shares or Units of Stock that have not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(1) (i)	Equity Incentive Plan Awards: Market or Payout of Unearned Shares, Units or Other Rights that have not Vested ($)(1) (j)

Christopher J. Ryan CEO	—	—	—	—	—	4,991	$42,174	26,796	$226,426

Gary Pokrassa CFO	—	—	—	—	—	7,156	$60,468	15,538	$131,292

Gregory D. Willis Executive VP	—	—	—	—	—	0	0	16,027	$135,428

Harvey Pride, Jr. Sr. VP Mfg.	—	—	—	—	—	1,664	$14,061	15,538	$131,292

Paul C. Smith VP	—	—	—	—	—	1,308	$11,053	10,406	$87,931

(1)	Number of shares and grant date fair values reflect the maximum number of performance shares.
(2)	Number of unvested shares granted and outstanding at January 31, 2010 pursuant to matching program and bonus in stock plan pursuant to 2006 and the 2009 Equity Plans.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth certain information regarding exercise of options and vesting of restricted stock held by our named executive officers during the year ended January 31, 2010.

	Options Awards		Stock Awards
	(#) of shares Acquired on Exercise	($) Realized on Exercise	(#) of Shares Acquired on Vesting		($) Realized on Vesting
(a)	(b)	(c)	(d)		(e)

Christopher J. Ryan, CEO	—	—	5,369	(1)	$42,944
Gary Pokrassa, CFO	—	—	3,262	(2)	$25,771
Gregory D. Willis, Exec. V.P.	—	—	3,966	(3)	$31,563
Raymond J. Smith, Chairman	—	—	—		—
Paul C. Smith, V.P.	—	—	1,424	(4)	$11,376

(1) Net of 3,819 shares returned in lieu of withholding taxes
(2) Net of 2,305 shares returned in lieu of withholding taxes
(3) Net of 2,016 shares returned in lieu of withholding taxes
(4) Net of 1,082 shares returned in lieu of withholding taxes

POTENTIAL PAYMENTS UPON TERMINATION
OR
CHANGE IN CONTROL PROVISIONS

Christopher J. Ryan   Under the terms of his employment agreement, Mr. Ryan may terminate his employment agreement for “good reason”, including the Company’s failure after 30 days written notice to perform or observe any of the material terms or provisions of the employment agreement or a material reduction in the scope of Mr. Ryan’s responsibilities and duties.  In addition, Mr. Ryan may terminate his agreement for “good reason” if, in the event of a “Triggering Event” (essentially a change of control), any successor to the Company fails to expressly assume and agree to perform the Company’s then current obligations under Mr. Ryan’s then current employment agreement. A change of control is defined as (i) the acquisition by any individual, entity or group of more than 21% of the voting power of the company’s voting securities, (ii) individuals who constituted the board (and those board members approved by those individuals) at the time of entering into the contract fail to constitute at least a majority of the board, and (iii) a liquidation of the Company, a sale of substantially all of the Company’s assets or a sale of more than 21% of the then outstanding voting power of the Company’s securities (subject to certain exceptions).  If Mr. Ryan is terminated without cause or Mr. Ryan terminates for “good reason”, the Company is obligated to pay him, within 30 days, (a) his annual base salary and target bonus as of the date of termination and (b) his base salary and current target bonus as though he had remained in the Company’s employ until the contract expiration date (April 16, 2015).  The Company may elect to make the balance of such payments then remaining in a lump sum discounted to present value. In addition, Mr. Ryan would be entitled to a continuation of his medical and health benefits for a period of two years beginning on the date of termination.

  The Company may terminate Mr. Ryan’s employment agreement if he becomes disabled for more than 90 consecutive days or for periods aggregating 120 days in any 180 period or on the date of his death. In addition, the Company may terminate the agreement for “cause”, which includes his failure to substantially perform his duties (except due to his incapacity), his commission of an act of fraud, theft, or dishonesty, conviction of a felony, failure to follow a lawful directive of the Board or a material breach of his employment agreement. If the Company terminates the agreement for cause or upon Mr. Ryan’s death or disability, or if Mr. Ryan terminates it other than for “good reason”, the Company must pay Mr. Ryan his full base salary through the date of termination, and all other paid amounts, if any, to which he is entitled as of the date of termination in connection with any benefits or under any incentive compensation plan or programs.

Gregory Willis  Under the terms of his employment agreement, if Mr. Willis' employment were terminated "for cause," he would be paid within 30 days that portion of his base salary and all  benefits under his contract that were due as of the date of his termination.  "Cause" is defined as (i) the failure to substantially perform his duties, (ii) an act of fraud, theft, misappropriation, dishonesty or embezzlement, (iii) conviction for a felony or pleading nolo contendere to a felony, (iv) failure to follow a lawful directive of the Board of Directors, or (v) material breach of his employment agreement.

Mr. Willis has the right to terminate his employment at any time on 45 days written notice.  The Company also has the right to terminate Mr. Willis’ employment at any time for any other reason in which event it can, in exchange for a general release, pay to Mr. Willis six months’ Base Salary, and the bonus and commissions to which he would have been entitled for that six-month period.

Upon death, Mr. Willis’ estate is entitled to receive his base salary and all benefits through the last day of the month in which his death occurred, as well as a pro rata portion of his annual bonus for the year in which his death occurred.  In the event of disability for more than 90 consecutive days (or for periods aggregating 120 days within a 180 day period), Mr. Willis' agreement will terminate.

Paul C. Smith  Under the terms of his employment agreement, if Mr. Smith's employment were terminated "for cause," he would be paid within 30 days that portion of his base salary and benefits under his contract that were due as of the date of his termination.  "Cause" is defined as (i) the failure to substantially perform his duties, (ii) an act of fraud, theft, misappropriation, dishonesty or embezzlement, (iii) conviction for a felony or pleading nolo contendere to a felony, (iv) failure to follow a lawful directive of the Board of Directors, or (v) material breach of his employment agreement.

Mr. Smith has the right to terminate his agreement at any time on 45 days written notice.  The Company also has the right to terminate Mr. Smith’s employment at any time for any other reason, in which event, the Company can, in exchange for a general release, pay to Mr. Smith six months’ Base Salary, and the bonus and commission to which he would have been entitled for that six-month period.

Upon death, Mr. Smith’s estate is entitled to receive his base salary and all benefits through the last day of the month in which his death occurred.  In the event of disability for more than 90 consecutive days (or for periods aggregating 120 days within a 180 day period), Mr. Smith's agreement will terminate.

Gary Pokrassa Under the terms of his employment agreement, if Mr. Pokrassa’s employment were terminated "for cause," he would be paid within 30 days that portion of his base salary and benefits under his contract that were due as of the date of his termination.  "Cause" is defined as (i) the failure to substantially perform his duties, (ii) an act of fraud, theft, misappropriation, dishonesty or embezzlement, (iii) conviction for a felony or pleading nolo contendere to a felony, (iv) failure to follow a lawful directive of the Board of Directors, or (v) material breach of his employment agreement.

Mr. Pokrassa has the right to terminate his agreement at any time on 60 days written notice.  The Company also has the right to terminate Mr. Pokrassa’s employment at any time for any other reason, in which event, it can, in exchange for a general release, pay to Mr. Pokrassa six months’ Base Salary, and the bonus and commission to which he would have been entitled for that six-month period.

Upon death, Mr. Pokrassa’s estate is entitled to receive his base salary and all benefits through the last day of the month in which his death occurred.  In the event of disability for more than 90 consecutive days (or for periods aggregating 120 days within a 180 day period), Mr. Pokrassa's agreement will terminate.

Compensation Committee interlocks and insider participation
As discussed above, during FY10 our Compensation Committee consisted of Messrs. Albro (Chairman), Collins and Bachelder. None of these members is an officer or employee of Lakeland, and none of our executive officers serve as a member of a Compensation Committee of any entity that has one or more executive officers serving as a member of our Compensation Committee.

Indemnification of Directors and Executive Officers
Our Restated Certificate of Incorporation provides for indemnification of its Directors and Officers in accordance with Delaware Law.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 31, 2010 about our common stock that may be issued upon the exercise of options granted to members of our Board of Directors.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	24,300	$12.11	205,216	(1)
Equity compensation plans not approved by security holders	None	—	—
Total	24,300	$12.11	205,216	(1)
 (1) Includes 6,000 securities available for future issuance under the Directors’ Stock Option Plan and up to 199,216 shares available for grant under our 2006 and 2009 Equity Plans as set forth in the table below:

Plan Category	Number of securities to be issued upon attainment of performance goals or meeting conditions of grant (1)	Weighted-average exercise price per share of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(1))
Restricted stock grants-employees(1)	167,371	$0	66,214
Restricted stock grants-directors(1)	63,184	$0	12,496
Matching award program	2,558	$0	58,459
Bonus on stock program-employees	23,311	$0	41,343
Retainer in stock program-directors	0	$0	20,704
Total restricted stock Plans	256,424	$0	199,216
(1)Indicates number of shares to be awarded at maximum threshold levels.  These restricted shares have a weighted average grant date fair value of $8.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s outstanding common stock as of April 19, 2010: (i) by each person who is known by the Company to, beneficially own more than 5% of the Common Stock; (ii) by each of the named executive officers of the Company; (iii) by each director and nominee for director of the Company; and (iv) all directors and executive officers of the Company as a group.

The shares “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, shares of our common stock underlying options and other convertible securities that are exercisable or convertible within 60 days of April 19, 2010 and shares of our common stock underlying restricted stock awards that vest within 60 days of the Record Date are deemed to be beneficially owned by the person holding such securities and to be outstanding for purposes of determining such holder’s percentage ownership. Shares of common stock subject to options or other convertible securities that are not exercisable or convertible and restricted stock awards that do not vest within 60 days from the Record Date are not included in the table below as “beneficially owned”.  The same securities may be beneficially owned by more than one person.

Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to their shares of Common Stock shown as beneficially owned by them and the address for each beneficial owner, unless otherwise noted, is c/o Lakeland Industries, Inc. 701 Koehler Avenue, Suite 7, Ronkonkoma, New York 11779.

Directors and Officers Name	# of Common Shares Beneficially Owned (C)		Percent of Class	Title

Raymond J. Smith	513,418		9.44%	Chairman of the Board of Directors
Christopher J. Ryan	413,962	(A)(B)	7.61%	CEO, President, General Counsel, Secretary and Director
John J. Collins, Jr.	118,401	(1)	2.18%	Director
Eric O. Hallman	41,163	(1)	*	Director
Stephen M. Bachelder	14,115	(2)	*	Director
John Kreft	12,350	(4)	*	Director
Duane W. Albro	5,000	(5)	*	Director
Gary Pokrassa	8,376	(A)	*	Chief Financial Officer
Paul C. Smith	4,431		*	Vice President
Harvey Pride, Jr.	3,226		*	Sr. Vice President-Manufacturing
Greg Willis	3,966		*	Executive Vice President
Gregory D. Pontes	1,194		*	Vice President-Manufacturing
Phillip Willingham	1,124		*	Vice President, MIS
Charles D. Roberson	——		*	Vice President, International Sales
All officers and directors as a group (14 persons)	1,140,726	(3)(A)	20.97%

5% Shareholders
Robeco Investment Management, Inc .(6) 909 Third Avenue New York, New York 10022	697,970	12.83%
Heartland Advisors (7) 789 N. Water Street, Ste. 500 Milwaukee, Wisconsin 53202	510,000	9.38%
Dimensional Fund Advisors, LP (8) Palisades West6300 Bee Cave Road, Bldg #1 Austin, TX 78746	412,506	7.58%
Shufro Rose & Co., LLC (9) 745 Fifth Avenue, Suite 2600 New York, NY 10151	274,497	5.05%

*      Less than 1%.
(1)	Includes 1,000 options granted on June 19, 2009 and 1,100 options granted on June 21, 2006 to each of Mr. Hallman and Mr. Collins, current directors;
(2)	Includes 6,050 options granted November 19, 2004, 1,000 granted June 18, 2008 and 1,000 granted June 17, 1009;
(3)	Includes 17,567 options granted between June 18, 2003 and June 21, 2006;
(4)	Includes 6,050 options granted November 19, 2004 and 1,000 options granted June 18, 2008;
(5)	Includes 5,000 options granted April 17, 2009;
(6)	According to a Schedule 13G/A jointly filed on behalf Robeco Investment Management (“Robeco”) on February 9, 2010, Robeco possesses shared investment and voting power over the above shares;
(7)	According to a Schedule 13G/A filed on behalf of Heartland Advisors, Inc. on February 10, 2010;
(8)	According to a Schedule 13G/A filed on behalf of Dimensional Fund Advisors on February 9, 2010;
(9)	According to a Schedule 13G filed on behalf of Shufro Rose & Co., LLC on February 12, 2010;
(A)
Does not include 6,703 shares to be issued pursuant to the matching shares provision of the 2006 Equity Incentive Plan as follows: Gary Pokrassa, 500 shares; Paul C. Smith, 1,308 shares; Stephen Bachelder, 750 shares. Also excludes 14,811 shares to be issued pursuant to the bonus in shares plan as follows: Gary Pokrassa 6,656 shares; Christopher J. Ryan 4,991 shares; Harvey Pride Jr. 1,664 shares; Gregory Willis 2,352 shares and Phillip Willingham 1,500 shares;

(B)	Includes 14,641 shares owned by Mr. Ryan’s wife, and 42,592 which Mr. Ryan votes as Co-Executor of the Estate of Bernard J. Ryan;
(C)	Table does not include the following stock grants under the Company’s 2009 Equity Incentive Plan (performance vesting at end of 3 years, date of grant June 2009) at baseline or maximum.

Grantee Directors	Baseline # of Shares	Maximum # of Shares
Raymond J. Smith	6,204	9,372
Duane Albro	6,204	9,372
John J. Collins, Jr.	7,348	9,988
Eric O. Hallman	7,788	10,428
Stephen M. Bachelder	8,844	12,012
A. John Kreft	8,844	12,012
	45,232	63,184
Officers
Christopher J. Ryan (Director)	19,839	26,796
Gregory D. Willis	11,853	16,027
Harvey Pride, Jr.	11,253	15,175
Gary A. Pokrassa	11,490	15,538
Paul C. Smith	7,623	10,406
Gregory D. Pontes	7,183	9,966
Phillip Willingham	6,193	8,481
Charles D. Roberson	6,500	9,609
	81,934	111,998
Key Employees as a group	38,559	55,373
	120,493	167,371
Grand Total	165,725	230,555

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
__________________________________________________
It is the Company’s policy that directors, officers and any other person that is a related person within the meaning of SEC regulations are required to report any related party transactions to our Chief Executive Officer. All such transactions also are required to be reported to the Audit Committee, which, with the assistance of legal counsel and such other advisors as it deems appropriate, is responsible for reviewing and approving or ratifying any related party transaction. The Audit Committee intends to approve only those related party transactions that it believes are in, or not inconsistent with, the best interests of the Company. A written policy to this effect has been adopted by the Board of Directors. Pursuant to our written policy, a related party transaction is defined as any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $15,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. A related person is:

•	an executive officer, director or director nominee of the Company;

•	any person who is known to be the beneficial owner of more than 5% of the Company’s common stock;

•
any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company’s common stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, every quarter, a report maintained by the Company’s accounting staff is reviewed and approved by the Chief Executive Officer and Chief Financial Officer. The Audit Committee of the Board of Directors conducts an annual review of all transactions between related parties and the Company.

On April 1, 2008, we renewed the existing lease for an additional 3 year term with Harvey Pride, Jr., for a 2,400 sq. ft. customer service office located next to our existing Decatur, Alabama facility. This lease was renewed on April 1, 2008 to run through March 31, 2011 at an annual rent of $18,000 for 2008, $18,000 for 2009, and $18,900 for 2010 for this facility.  We believe that the lease contains terms no less favorable to us than we could have obtained from an unrelated third-party.

 We have been doing business with Madison Mobile Storage, Inc., a company owned and operated by the son of Harvey Pride, Jr. for over 20 years.  The orders for Lakeland’s storage trailers and the release of the trailers are handled by Greg Pontes, our VP of manufacturing, who is unrelated to Mr. Pride. The storage trailers are a bid item and they are on an open rental by the month.  In FY10 we paid $3,972 to Madison Mobile Storage Inc. for storage services.  We believe that these services were provided on terms no less favorable to us than we could have obtained from an unrelated third-party.

In July 2005 as part of the acquisition of Mifflin Valley Inc., (merged into Lakeland Industries, Inc. on September 1, 2006) the Company entered into a five year lease with Michael Gallen (an employee) to lease an 18,520 sq. ft. manufacturing facility in Shillington, PA for $55,560 annually or a per square foot rental of $3.00.  This amount was agreed to prior to the acquisition after an independent appraisal of the fair market rental value per square foot.  In addition the Company, commencing January 1, 2006 is renting 12,000 sq ft of warehouse space in a second location in Pennsylvania from this employee, on a month-by-month basis, for the monthly amount of $3,350 or $3.00 per square foot annually and a third location in Pennsylvania on a month-to-month lease of a 1,760 sq foot warehouse for the monthly amount of $440.00. We believe that these lease terms are no less favorable to us than could have been obtained from an unrelated third-party.

Mifflin Valley also utilizes the services of Gallen Insurance (an affiliate of Michael & Donna Gallen) to provide certain insurance in Pennsylvania. Such payments for insurance aggregated approximately $4,420, $27,000 and $34,000 in fiscal 2010, 2009, and 2008, respectively.   We believe that this insurance was procured on terms that are no less favorable to us than could have been obtained from an unrelated third-party.

Paul Smith, our Vice President of Sales, is the son of Raymond Smith the Chairman of our Board of Directors.  Paul Smith’s compensation for 2010 is set forth in the Executive Compensation section of this proxy statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 (a) of the Securities Exchange Act of 1934 (the “Exchange Act”), requires the Company’s directors, officers and beneficial owners of more than 10% of the Common Stock to file with the SEC initial reports of ownership of the Company’s equity securities and to file subsequent reports when there are changes in such ownership. Officers, directors and beneficial owners of more than 10% of the Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon our review of Forms 3, 4, and 5 filed by or received from our reporting persons (or written representations received from such persons), we are not aware of any failure by a reporting person to make timely filings of those Forms as required by Section 16(a) of the Securities Exchange Act of 1934 with respect to the year ended January 31, 2010.

STOCKHOLDER PROPOSALS – 2011 ANNUAL MEETING

Pursuant to the proxy rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Lakeland stockholders are notified that the deadline for providing Lakeland with timely notice of any stockholder proposal intended to be included in the proxy materials for Lakeland’s Annual Meeting to be held in 2011 (the “2011 Annual Meeting”) will be January 14, 2011, 120 calendar days prior to the first anniversary of the date of the company's 2010 proxy statement. Such proposal must be submitted in writing to Lakeland’s Corporate Secretary at the principal executive offices of Lakeland located at 701 Koehler Avenue, Suite 7, Ronkonkoma, New York 11779.

If you wish to submit a proposal outside of the process of Rule 14a-8 under the Exchange Act, in order for such proposal to be considered “timely” for the purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received at the above address not later than February 16, 2011, the 120th calendar day prior to the first anniversary of the immediately preceding year’s annual meeting of stockholders.

Pursuant to Lakeland’s amended and restated bylaws, in order for a stockholder to bring a proposal (other than proposals sought to be included in Lakeland’s proxy statement pursuant to Rule 14a-8 of the Exchange Act) before, or make a nomination at, the 2011 Annual Meeting, such stockholder must deliver a written notice of such proposal and/or nomination to, or it must be mailed and received by, Lakeland’s Corporate Secretary at the principal executive offices of Lakeland located at 701 Koehler Avenue, Suite 7, Ronkonkoma, New York 11779, no earlier than the close of business on January 17, 2011, the 150th calendar day, prior to the first anniversary of the immediately preceding year’s annual meeting of stockholders, and not later than the close of business on February 16, 2011, the 120th calendar day prior to the first anniversary of the immediately preceding year’s annual meeting of stockholders. Stockholders are also advised to review Lakeland’s amended and restated bylaws, as they may be amended from time to time, for additional requirements and deadlines applicable to the submission of stockholder proposals, including, but not limited to, proposals relating to the nomination of one or more candidates for election to the Lakeland Board of Directors.

HOUSEHOLDING OF PROXY MATERIALS
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household.  If you would like to obtain another copy of the proxy, please contact Secretary, Lakeland Industries, Inc. 701 Koehler Avenue, Suite 7, Ronkonkoma, New York, 11779 by mail.  If you want to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder.

OTHER MATTERS
The Board of Directors knows of no matters other than those described above that have been submitted for consideration at this Annual Meeting. As to other matters, if any, that properly may come before the Annual Meeting; the Board of Directors intends that the proxy cards will be voted in respect thereof in accordance with the judgment of the person or persons named thereon.

ANNUAL REPORT
A copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 is being mailed concurrently with this proxy statement (as part of our annual report to stockholders). A copy of our Annual Report on Form 10-K is also available without charge from our website at www.lakeland.com under the headings Financial Information – All SEC filings, or upon written request to: Lakeland Corporate Secretary, Lakeland Industries, Inc., 701 Koehler Avenue, Suite 7, Ronkonkoma, NY 11779.

By Order of the Board of Directors,
Christopher J. Ryan
Corporate Secretary

May 14, 2010
Ronkonkoma, New York